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                                                                    EXHIBIT 2.1



                                    June 30, 1997

         Stock Purchase Agreement by and among

         CENTRAL NEW YORK COACH SALES & SERVICE, INC., a New York corporation with an office located at 7765 Lakeport Road, Chittenango, NY 13037, ("Central");

         JERSEY BUS SALES, INC., a New Jersey corporation with an office at 2015 Route 206, Bordentown, NJ 08505 ("Jersey");

         THOMAS A. DENNEY, residing at 108 White Heron Circle,
         Fayetteville, New York  13066;

         MARLENE C. DENNEY, residing at 8404 Hobnail Road, Manlius, New York 13104; and

         ATLANTIC EXPRESS TRANSPORTATION CORP., a New York corporation having an office at 7 North Street, Staten
         Island, New York ("Buyer").

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                                  TABLE OF CONTENTS

ARTICLE I DEFINITIONS..........................................................2

ARTICLE II PURCHASE AND SALE...................................................9

2.01  Purchase and Sale Shares.................................................9
2.02  Purchase Price...........................................................9
2.03  Payment of Purchase Price...............................................11
2.04  Closing.................................................................11

ARTICLE III REPRESENTATIONS
AND WARRANTIES OF SELLERS.....................................................11

3.01  Organization- Charter and By-laws.......................................11
3.02  Authorization and Enforceability........................................11
3.03  Shares; Capitalization..................................................12
3.04  Subsidiaries and Investments............................................12
3.05  Qualification...........................................................12
3.06  No Violation of Laws or Agreements; Consents............................12
3.07  Financial Statements....................................................13
3.08  Absence of Undisclosed Liabilities......................................13
3.09  Guaranties..............................................................13
3.10  No Changes..............................................................13
3.11  Tax Matters.............................................................14
3.12  Real Property...........................................................14
3.13  Title to and Condition of Properties and Assets.........................14
3.14  Receivables.............................................................15
3.15  No Pending Litigation or Proceedings....................................15
3.16  Contracts...............................................................15
3.17  Contract Compliance.....................................................15
3.18  School Bus Transportation Contracts.....................................15
3.19  Permits.................................................................16
3.20  Transactions With Related Parties.......................................16
3.21  Labor Matters...........................................................16
3.22  Insurance...............................................................16
3.23  Employee Benefit Matters................................................17
3.24  Environmental Matters...................................................18
3.25  Banking Relations.......................................................19
3.26  Brokers and Finders Fees................................................19
3.27  Long Term Debt..........................................................19

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ARTICLE IV REPRESENTATIONS
AND WARRANTIES OF BUYER.......................................................19

4.01  Organization; Corporate Power
       and Authority: Authorization...........................................19
4.02  No Violation of Laws or Agreements......................................19
4.03  Investment Representation...............................................20
4.04  Brokers and Finders Fees................................................20
4.05..........................................................................25

ARTICLE V CERTAIN COVENANTS...................................................20

5.01  Conduct of Business Pending Closing.....................................20
5.02  Fulfillment of Agreements...............................................21
5.03  Publicity...............................................................21
5.04  Legends.................................................................21
5.05  Dividend................................................................22
5.06  Tax Matters.............................................................22
5.06.3Tax Escrow..............................................................22
5.07  Covenant Not to Compete.................................................23
5.08  Employment of Thomas A. Denney..........................................24
5.09  Accounts Receivable; Officer's Obligations..............................25

ARTICLE VI CONDITIONS TO
CLOSING; TERMINATION..........................................................25

6.01  Conditions Precedent to Obligation of Buyer.............................25
6.02  Conditions Precedent to Obligation of Sellers...........................27
6.03  Deliveries and Proceedings at Closing...................................28

ARTICLE VII WIRE TRANSFER;
RESCISSION; ESCROW PROVISIONS.................................................30

7.01  Wire Transfer...........................................................30
7.02  Operations in Transition Period.........................................30
7.03  Rescission..............................................................30
7.04  Escrow Documents........................................................30

ARTICLE VIII INDEMNIFICATION..................................................31

8.01  Indemnification By Sellers..............................................31
8.02  Indemnification By Buyer................................................32
8.03  Notice of Claims........................................................32
8.04  Third Party Claims......................................................33
8.05  Minimizing Losses.......................................................33

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ARTICLE IX MISCELLANEOUS......................................................33

9.01  Construction............................................................33
9.02  Costs and Expenses......................................................33
9.03  Governing Law...........................................................33
9.04  Further Assurances......................................................33
9.05  Notices.................................................................34
9.06  Assignment; Governing Law...............................................35
9.07  Amendment and Waiver; Cumulative Effect.................................35
9.08  Entire Agreement; No Third Party Beneficiaries..........................35
9.09  Severability............................................................36
9.10  Counterparts............................................................36

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    This Stock Purchase Agreement ("Agreement"), dated as of June 30, 1997, by and among

         CENTRAL NEW YORK COACH SALES & SERVICE, INC., a New York corporation with an office located at 7765 Lakeport Road, Chittenango, NY 13037, ("Central");

         JERSEY BUS SALES, INC., a New Jersey corporation with an office at 2015 Route 206, Bordentown, NJ 08505 ("Jersey");

         THOMAS A. DENNEY, residing at 108 White Heron Circle,
         Fayetteville, New York  13066;

         MARLENE C. DENNEY, residing at 8404 Hobnail Road, Manlius, New York 13104; and

         ATLANTIC EXPRESS TRANSPORTATION CORP., a New York corporation having an office at 7 North Street, Staten
         Island, New York ("Buyer").

                                     WITNESSETH:

    WHEREAS, Thomas A. Denney and Marlene C. Denney are the owners of all of the issued and outstanding shares of the capital stock of Central and Jersey ; and

    WHEREAS, Central and Jersey are engaged in the business of the sale and servicing and of school bus and other motor vehicles; and Jersey is also engaged in the business of providing school bus transportation services; and

    WHEREAS, Buyer has agreed to purchase and Thomas A. Denney and Marlene C. Denney have agreed to sell all of the capital stock of Central and Jersey on the terms and conditions hereinafter set forth in this Agreement; and

    WHEREAS, concurrently with the execution of this agreement Buyer and Thomas
A. Denney and Marlene C. Denney are entering into an option agreement for the sale by Thomas A. Denney and Marlene C. Denney to Buyer of real property and improvements presently leased to Central and Jersey.

    NOW, THEREFORE, in consideration of the premises and mutual representations, warranties and covenants contained herein, and intending to be legally bound hereby, the parties agree as follows:

                                      ARTICLE I
                                     DEFINITIONS

    For purposes of this Agreement, the following terms shall have the meanings specified or referred to in this Article I:

    "APPLICABLE CONTRACT" -- any contract (a) under which a Company has or may acquire any rights, (b) under which a Company has or may become subject to any obligation or liability.

    "BALANCE SHEET DATE" - December 31, 1996.

    "BLUE BIRD" -- The Blue Bird Body Company, Inc.

    "BLUEBIRD FRANCHISE AGREEMENTS" -- the distribution contracts (a) between Blue Bird and Jersey for school type buses dated July, 1993; and for commercial type buses dated October, 1996; and (b) between Blue Bird and Central for school type buses; and for commercial type buses dated September, 1996.

    "BREACH" -- a "Breach" of a representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement will be deemed to have occurred if there is or has been (a) any material inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision, or (b) any true and valid claim (by any Person) or other occurrence or circumstance that is or was inconsistent with such representation, warranty, covenant, obligation, or other provision, and the term "Breach" means any such inaccuracy, breach, failure, claim, occurrence, or circumstance.

    "BUYER" -- Atlantic Express Transportation Corp.

    "CENTRAL" -- Central New York Coach Sales, Inc.

    "CLOSING"  --  as defined in Section 2.04.

    "CLOSING DATE" -- the date and time as of which the Closing actually takes place.

    "COMPANIES" -- Central and Jersey

    "CONSENT" -- any approval, consent, ratification, waiver, or other authorization (including, but not limited to, any Governmental Authorization).

    "CONTEMPLATED TRANSACTIONS" -- all of the transactions contemplated by and/or in connection with this Agreement.

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         "ENCUMBRANCE" -- any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer (other than restrictions imposed by applicable federal or state securities laws), receipt of income, or exercise of any other attribute of ownership.

    "ENVIRONMENT" -- soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

    "ENVIRONMENTAL, HEALTH, AND SAFETY LIABILITIES" -- any direct cost, damages, expense, liability, obligation, or other responsibility arising from or under Environmental Law or Occupational Safety and Health Law and consisting of or relating to:

    (a) any environmental, health, or safety matters or conditions (including, but not limited to, on-site or off-site contamination, occupational safety and health, and regulation of chemical substances or products);

    (b) fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and response, investigative, remedial, or inspection costs and expenses arising under Environmental Law or Occupational Safety and Health Law:

    (c) financial responsibility under Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response actions ("Cleanup") required by applicable Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; or

    (d) any other compliance, corrective, investigative, or remedial measures required under Environmental Law or Occupational Safety and Health Law. The terms "removal," "remedial," and "response action," include the types of activities covered by the United States Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. 9601 et seq., as amended ("CERCLA").

    "ENVIRONMENTAL LAW"  -- any Legal Requirement that requires or relates to:

    (a) advising and/or notifying appropriate authorities, employees, and the public of any intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could impact on the Environment;

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    (b)  preventing or reducing  the release of pollutants or hazardous substances or materials into the Environment;

    (c) reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated;

    (d) assuring that products are designed, formulated, packaged, and used so that they do not present risks to health or the Environment when used or disposed of;

    (e)  protecting resources, species, or ecological amenities;

    (f) reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil, or other potentially harmful substances;

    (g) cleaning up pollutants that have been released, preventing the threat of release, or paying the costs of such clean up or prevention; or

    (h) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

    "ERISA" -- the Employee Retirement Income Security Act of 1974, as amended, or any successor law, and any regulations and rules issued thereunder.

    "ESCROW AGENT" -- the firm of Menter, Rudin & Trevelpiece, P.C.

    "FINANCIAL STATEMENTS" -- the balance sheets, income statements, statements of retained earnings and statements of cash flow for each of the Companies at December 31, 1996 and for the year then ended.

    "GAAP" -- United States generally accepted  accounting principles .

    "GOVERNMENTAL AUTHORIZATION" -- any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement, including, but not limited to, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

    "GOVERNMENTAL BODY" -- any:

    (a) nation, state, county, city, town, village, district, or other jurisdiction of any nature;

    (b)  federal, state, local, municipal, foreign, or other government;

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    (c)  governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);

    (d)  multi-national organization or body; or

    (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

    "HAZARDOUS ACTIVITY" -- the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment, or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about, or from the New York Real Property and/or the New Jersey Property (the "Property") or any part thereof into the Environment, and any other act, business, operation, or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm to persons or property on or off the Property, or that may affect the value of any of the Property or any Company.

    "HAZARDOUS MATERIALS" -- any waste materials, chemicals or other substances that are listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law or that could result in the imposition of liabilities under any Environmental Law, including, but not limited to, any admixture or solution thereof, and specifically including petroleum (including crude oil or any fraction thereof) and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

    "IRC" -- the Internal Revenue Code of 1986, as amended, or any successor law, and any rules or regulations thereunder .

    "IRS" -- the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

    "JERSEY"  -- Jersey Bus Sales, Inc.

    "KNOWLEDGE" -- an individual will be deemed to have "Knowledge" of a particular fact or other matter if (i) such individual is actually aware of such fact or other matter; or (ii) if such individual upon the exercise of due inquiry would be expected to be aware of such fact or matter.

    A Person (other than an individual) will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, executive, manager, executor, or trustee of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or matter.

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    "LEGAL REQUIREMENT" -- any federal, state, local, municipal, foreign, international, multinational, Order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty in effect and applicable to the companies as of the date of this Agreement.

    "LONG TERM DEPT" -- Long term debt shall include all debt having an original term of more than one year including the current portion of such debt; and obligations under capital leases reflected on the Financial Statements including current portion of obligations under capital leases.

    "MATERIAL ADVERSE CHANGE" OR "MATERIAL ADVERSE EFFECT" -- any act, circumstance or event that is material and adverse to (a) the business, operations, property, condition (financial or otherwise), results of operations or prospects of the Companies, (b) the Property or the Companies' interest in the Property, or (c) the validity or enforceability of this Agreement.

    "NET ASSETS" -- Total assets of the Companies on a combined basis (less property, plant and equipment net of depreciation) minus total liabilities (less long term debt as defined herein) as determined on a combined basis for the Companies.

    "NEW JERSEY REAL PROPERTY" -- The real property and improvements owned by Thomas A. Denney and Marlene C. Denney commonly known as and located at 2015 Route 206 Bordentown, New Jersey;

    "NEW YORK REAL PROPERTY" -- The real property and improvements owned by Thomas A. Denney and Marlene C. Denney, known as and located at 7765 Lakeport Road, Chittenango New York;

    "OCCUPATIONAL SAFETY AND HEALTH LAW" -- any Legal Requirement which are designed to or in any way otherwise provide for a safe and healthy working conditions and (ii) the reduction or amelioration occupational safety and health hazards, and any program, whether governmental or private (including, but not limited to, those promulgated or sponsored by industry associations and insurance companies), designed to or in any other way provide for safe and healthy working conditions.

    "ORDER" -- any award, decision, injunction, writ, judgment, order, stipulation, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

    "ORDINARY COURSE OF BUSINESS" -- an action taken by a Person will be deemed to have been taken in the "Ordinary Course of Business" only if such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person.

    "ORGANIZATIONAL DOCUMENTS" -- (a) the articles or certificate of incorporation (or similar organizational documents) and the bylaws (or similar document) of a corporation; (b) the

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partnership agreement and any statement of partnership of a general partnership;
(c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) the operating agreement and certificate of formation of a limited liability company; (e) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (f) any amendment to any of the foregoing.

    "PERMITTED DISTRIBUTIONS" -- $125,000 plus a distribution which may be made to Sellers, if the Companies, on a combined basis, have taxable income for the period from January 1, 1997 to the Closing Date, which distribution shall equal 35% of such taxable income.

    "PERSON" -- any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

    "PROPERTY" -- The New Jersey Real Property and the New York Real Property.

    "PROCEEDING" -- any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

    "REAL PROPERTY LEASES" -- The lease of the New York Real Property and the New Jersey Real Property by the Sellers to the Companies which leases shall be for a period of five years commencing as of the Closing Date and shall be guaranteed by the Buyer, in the form of lease and guaranty as set forth in
Schedule 1.01(a) with respect to the lease of the New York Real Property, and as set forth in Schedule 1.01(b) with respect to the lease of the New Jersey Real Property.

    "REAL PROPERTY OPTIONS" -- The Option Agreement dated as of the Closing Date whereby the Buyer is given the option to purchase from the Sellers the New York Real Property and the New Jersey Real Property as set forth in Schedule 1.01.(c) and 1.01(d) respectively.

    "RELATED PERSON" -- with respect to a particular individual:

    (a)  each other member of such individual's immediate Family;

    (b) any Person that is directly or indirectly controlled by such individual or one or more members of such individual's immediate Family;

    (c) any Person in which such individual or members of such individual's immediate Family hold (individually or in the aggregate) a Material Interest; and


    (d) any Person with respect to which such individual or one or more members of such individual's immediate Family serves as a director, officer, partner, member, executor, or trustee (or in a similar capacity).

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

    With respect to a specified Person other than an individual:

    (a) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person;

    (b)  any Person that holds a Material Interest in such specified Person;

    (c) each Person that serves as a director, officer, partner, member, executor, or trustee of such specified Person (or in a similar capacity);

    (d)  any Person in which such specified Person holds a Material Interest;

    (e) any Person with respect to which such specified Person serves as a partner, manager or a trustee (or in a similar capacity); and

    (f) any Related Person of any individual described in clause (b) or (c). For purposes of this definition, (a) the "Family" of an individual includes
    (i) the individual, (ii) the individual's spouse, (iii) any other natural person who is related to the individual or the individual's spouse as a mother, father, brother or sister, and (iv) any other natural person who resides with such individual, other than a natural person employed by or rendering services for consideration to such individual or his/her family and (b) "Material Interest" means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of voting securities or other voting interests representing at least 5% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 5% of the outstanding equity securities or equity interests in a Person.

    "RELEASE" -- any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other releasing into the Environment, whether intentional or unintentional.

    "REPRESENTATIVE" -- with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor, or other representative of such Person, including, but not limited to, legal counsel, accountants, and financial advisors.

    "SETTLEMENT DATE" -- the date which shall be five business days after the date on which the Buyer shall complete the sale of the Senior Notes.

    "SELLERS" -- Thomas A. Denney and Marlene C. Denney.

    "SENIOR NOTES" -- Senior secured notes of the Buyer which may be offered by the Buyer under such terms and conditions as it shall determine, for an aggregate amount of not less than $30 Million.

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    "SHARES" -- All of the issued and outstanding shares of common stock, and any other securities representing an equity interest, or the right to acquire an equity interest, in the Companies.

    "SUBSIDIARY" -- with respect to any Person (the "Owner"), any corporation or other Person of which securities or other interests having the power to elect (either directly or indirectly) a majority of that corporation's or other Person's board of directors or similar governing body, or otherwise having the power to direct (either directly or indirectly) the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries.

    "TAX" -- any tax however denominated, including any interest, penalties or other additions to tax that may be payable in respect thereof, imposed by any Governmental Body, including, without limitation, all income or profit taxes, payroll and employee withholding taxes, unemployment insurance, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers' compensation, Pension Benefit Guaranty Corporation premiums and any other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, required to be paid, withheld or collected.

    "TAX RETURN" -- any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

    "THREAT OF RELEASE" -- a likelihood of a Release that will under applicable Environmental Law require action in order to prevent or mitigate damage to the Environment that may result from such Release.

                                      ARTICLE II
                                  PURCHASE AND SALE

2.01 PURCHASE AND SALE SHARES. Upon the terms and subject to the conditions of this agreement and in consideration of the Purchase Price, Sellers shall sell, assign, transfer and deliver to Buyer the Shares, and Buyer shall purchase from Sellers and take delivery of the Shares, as provided herein.

2.02 PURCHASE PRICE. (a) The aggregate purchase price ("Purchase Price") for the Shares shall be $21,726,772 ("Base Purchase Price") subject to the following post closing adjustments:

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       (i)  In the event that the amount of combined loss ("Loss") incurred by the Companies in the period of January 1, 1997 through the Closing Date shall exceed the sum of (a) 105% of the amount of Loss incurred for the corresponding period in 1996; and (b) $100,000; then the Base Purchase Price shall be reduced by the difference between (a) the Loss incurred in the period of January 1, 1997 through the Closing Date; and (b) the sum of 100% of the Loss incurred for the corresponding period in 1996 and $100,000. Profit on sale of leased vehicles, (as defined in subsection (ii) hereof) and expenses and taxes incurred as a result of a 338(h)10 election shall not be included in the computation of Loss or gain in the period from January 1, 1997 through the Closing Date provided that in the event such residual value shall exceed $2,000,000 the amount thereof in excess of $2,000,000 shall offset (to the extent of such excess) any downward adjustment of the Base Purchase Price otherwise provided in this paragraph.

       (ii) In the event that the aggregate residual value ("Residual Value") of vehicles owned by Jersey and Central and leased to third parties (following the end of current lease terms with respect to such vehicles) shall be less than $1,500,000, the Base Purchase Price shall be reduced by the difference between $1,500,000 and such Residual Value. The Residual Value of all such leased vehicles shall be based upon the sales price received by the Companies following the end of the lease terms for such vehicles. In the event of a default and repossession of a leased vehicle, the Residual Value for such vehicle shall equal the sales price received by the Companies less the remaining balance of unpaid lease payments for such vehicle.

       (iii) In the event that the Companies shall prepay any Long Term debt within a period of five days after the Settlement Date and shall incur prepayment penalties with respect to any such prepayment, the Base Purchase Price shall be reduced by one-half of the amount of such prepayment penalties.

       (iv) The adjustment to the Base Purchase Price under subsections (i) and (ii), if any, shall be paid by Sellers to Buyer within ten business days after written notice from Buyer of the determination of Loss and Residual Value which determination shall be made in accordance with
       Article 2.02(b). The adjustment to the Base Purchase Price under subsection (iii) shall be remitted by the Sellers to the Buyer within five business days following notice of any such prepayment and prepayment penalty.

       (b)    The determination of Residual Value and Loss as provided for in
       Section 2.02(a) shall be made jointly by Nathan Schlenker ("Schlenker") on behalf of Buyer and Alexander S. Pasquale ("Pasquale") on behalf of Sellers. In the event Schlenker and Pasquale shall be unable to reach agreement on any of such items, such items shall be determined by Steven Golden of the firm of Mahoney & Cohen & Company, CPA, P.C.,

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       111 West 40th St., New York, New York  10018 (the "Mediator") or in the
       event of his unavailability, by any other accountant designated by the managing partner of such firm. The Buyer and the Sellers shall provide the Mediator with all information relevant to the issues to be resolved and shall instruct the Mediator to make a determination of such issues within 15 days of the submission of such information. Such determination shall be final and binding upon Buyer and Sellers. The expense of such Mediator shall be shared equally by Buyer and Sellers. Following such determination, the Buyer shall provide the Sellers with written notice of the adjustments to the Base Purchase Price as required under Article 2.02(a).

2.03 PAYMENT OF PURCHASE PRICE. The Purchase Price shall be payable on the Settlement Date to Sellers in the following proportions: ___% to Thomas
       A. Denney and ___% to Marlene C. Denney; and shall be paid by wire transfer to an account or accounts designated by Sellers in writing at least five days before the Settlement Date.

2.04 CLOSING. (a) Subject to satisfaction of the conditions herein, the consummation of the purchase and sale of the Shares and the other transactions contemplated hereby (the "Closing") shall take place at the offices of Silverman, Collura, Chernis & Balzano, P.C., 381 Park Avenue South, New York, New York 10016 on July 1, 1997 .

                                     ARTICLE III
                            REPRESENTATIONS AND WARRANTIES
                                      OF SELLERS

Each Seller warrants for himself or herself and the Companies represent and warrant to Buyer as follows:

3.01. ORGANIZATION- CHARTER AND BY-LAWS. Central is a corporation duly organized, validly existing and in good standing under the laws of the State of New York. Jersey is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey. Each of Central and New Jersey has the corporate power and authority to own and lease its properties, conduct its business, to enter into this Agreement and the Contemplated Transactions and perform its obligations hereunder. Each of the Companies has furnished to Buyer a complete and correct copy of its Organizational Documents, each as amended to date, each of which is in full force and effect. Neither Central nor Jersey is in violation of any of the provisions of their respective Organizational Documents except where such violations would not, taken as a whole, have a material adverse effect on the business of the Company.

3.02. AUTHORIZATION AND ENFORCEABILITY. This Agreement has been duly executed and delivered by, and when executed and delivered by Sellers shall constitute, the legal, valid and binding obligation of Sellers, enforceable against them in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and

       ]other laws now or hereafter in effect relating to creditors' rights, and equitable principles.

3.03. SHARES; CAPITALIZATION. (a) The authorized capital stock of the Companies (the "Shares") consists solely of the following:


                   AUTHORIZED     SHARES         SHARES           SHARES
                   SHARES OF      ISSUED AND     OWNED BY         OWNED BY
       COMPANY     COMMON STOCK   OUTSTANDING    THOMAS DENNEY    MARLENE DENNEY    PAR VALUE
       -------     ------------   -----------    -------------    --------------    ---------

       Central       200             100            50                  50          No Par
       Jersey      1,000           1,000           400                 600          $1.00


       (b) None of the Shares are held in treasury. All of the Shares are owned by Sellers and will be conveyed to Buyer free and clear of any and all liens, claims or encumbrances. All of the Shares are validly issued, fully paid and nonassessable. There are no options, warrants or other rights, agreements, arrangements or commitments of any character to which either of the Companies is a party or obligating either of the Companies to issue or sell any shares of capital stock of, or other equity interests in, either of the Companies. There are no outstanding contractual obligations of either of the Companies to repurchase, redeem or otherwise acquire any of the capital stock of either of the Companies or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other entity. Neither of the Companies is a party to any agreement granting registration rights to any Person with respect to any equity or debt securities of either of the Companies.

3.04. SUBSIDIARIES AND INVESTMENTS. Neither of the Companies owns any shares of capital stock of or equity interests in any subsidiary, corporation, partnership, joint venture or other entity. Each Seller warrants for himself and herself that he or she has no interest in any business enterprise (other than the Companies) which engages in any of the businesses in which the Companies engage with the exception of (i) a minority interest owned by Thomas A. Denney in TNT Bus Company, Inc. which is engaged in school bus transportation services in the school districts identified in schedule 3.04; and (ii) a minority interest owned by the Thomas A. Denney in Southern New York Equity Corp. which is not currently actively engaged in any business.

3.05. QUALIFICATION. Neither of the Companies is required to qualify as a foreign corporation in any jurisdiction. Central has qualified to do business in the State of New Jersey.

3.06. NO VIOLATION OF LAWS OR AGREEMENTS; CONSENTS. None of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby or thereby will: (i) contravene any provision of the Organizational Documents of the Companies, (ii) result in an event of default (or an event that would, with the passage of time or the giving of notice or both, constitute an event of default) under the terms of any material indenture, mortgage or other material Contract to which either of the

       Companies is a party, or (iii) violate any law or violate any judgment, Order or Legal Requirement to which Sellers or the Companies is subject. No material consent which has not been received or which will not be obtained prior to closing is required in connection with the execution and delivery by Sellers and the Companies of this Agreement and the completion of the Contemplated Transactions.

3.07. FINANCIAL STATEMENTS. Attached hereto as Schedule 3.07(a) are the balance sheets, income statements, statements of retained earnings and statements of cash flows for each of the Companies at December 31, 1996, and for the year then ended (the "Financial Statements). The Financial Statements (i) were prepared in accordance with GAAP; and (ii) present fairly the financial condition, results of operations and cash flows of the Companies as of the dates thereof or for the periods covered thereby.

3.08. ABSENCE OF UNDISCLOSED LIABILITIES. The Companies have no liability or obligation which would be required to be reflected on the Financial Statements and would have a material adverse effect on the business of the Companies, except liabilities (a) referred to in this Agreement or the schedules attached hereto; (b) reflected or reserved against in the Financial Statements or the notes thereto: (c) not required under GAAP to be included or reflected in the Financial Statement; (d) with respect to matters otherwise addressed by any of the representations, warranties or covenants made by Sellers and the Companies in this Agreement; (e) covered (less applicable deductibles) by an insurance company with a rating reasonably acceptable to Buyer, indemnification, contribution or comparable arrangements or (f) incurred in the ordinary course of business after the Balance Sheet Date, including normal accruals and adjustments.

3.09. GUARANTIES. Schedule 3.09 hereto sets forth any guaranties or repurchase agreements made by or on behalf of the Companies as well as any letters of credit or deposits posted pursuant to any agreements described in
       Schedule 3.09.

3.10. NO CHANGES. Except as set forth on Schedule 3.10 since the Balance Sheet Date, the Companies have conducted its business only in the Ordinary Course of Business. Without limiting the generality of the foregoing sentence, since the Balance Sheet Date, except as disclosed in this Agreement or the schedules hereto, there has not been any: (i) material uninsured damage to any property owned or leased by the Companies; (ii) labor strike; (iii) declaration or payment of any dividend or redemption of any shares of capital stock, except the Permitted Dividends; (iv) increases in the salaries or bonuses of any employee of the Companies outside of the ordinary course of business or payment of any bonuses to the Sellers or other officers of the Companies; (v) capital expenditures or other asset acquisition or expenditure out of the ordinary course of business; (vi) material change in any Company plan described in Section 3.22; (vii) disposition of any asset other than in the ordinary course of business; (viii) payment, prepayment or discharge of any material liability other than in the ordinary course of business; (ix) write-offs or write-downs of any assets of the Companies out of the ordinary course of business, except there shall be no write offs or write downs of receivables outstanding as of December 31, 1996 under any circumstances without Buyer's prior written consent; (x) change in the Board of Directors or management of the Companies; (xi) change in the Companies' method of accounting; (xii) material change in the operations of the Companies; (xiii) issuance or sale of stock of the Companies or options to purchase stock of the Companies; (xiv) contract entered into by the Companies which is material to its operations; (xv) any material encumbrance attaching to assets of the Companies; (xvi) any prepayment of Long Term Debt (xvii) any agreement or commitment to do any of the foregoing.

3.11. TAX MATTERS. Jersey is and has been since its initial year of operation, an "S" corporation as defined in 1361(a) of the IRC. Central elected Sub Chapter S treatment commencing in calendar year 1987. Central New York is not subject to any tax for so called "built-in gain" under the IRC as a result of such election. The Companies have duly filed with the appropriate federal, state and local governmental agencies all Tax Returns and reports which are required to be filed, and have paid in full, or made adequate provision for, all Taxes, interest, penalties. assessments and deficiencies owed by it. The income tax returns listed on Schedule 3.11 hereto are all of the income tax returns filed by each of the Companies for the last 3 years. Adequate accrual has been made in the Financial Statements for all the accrued and unpaid federal, state and local Taxes (including interest and penalties) of the Companies for the period then ended whether or not yet due and payable and whether or not disputed. The Companies have not executed or filed with the IRS or any other taxing authority, any agreement extending the period for assessment or collection of any taxes. In the last five tax years none of the Tax Returns of the Companies have been audited by any governmental agency and the Companies have not received notice of any intention to audit any of such returns. The Companies are not a party to any pending action or Proceeding, nor to the knowledge of Sellers, is any action or Proceeding threatened, by any Governmental Body for assessment or collection of taxes, and no claim for assessment or collection of taxes, has been asserted against the Companies.

3.12. REAL PROPERTY. Annexed hereto as Schedule 3.12 is a copy of each lease for Real Property to which the Companies are a party and each lease for premises ("Premises") itemized by the Companies in their respective operations together with a summary of all such leases. The Companies do not own title to any Real Property. Neither the Companies nor the Sellers as lessors under any of the foregoing leases is in default under any agreement, Contract or lease relating to the Premises. There are no other leases or subleases affecting the Premises other than the Leases described in Schedule 3.12. The leases between the Sellers and the Company for the New York Real Property and the New Jersey Real Property shall be terminated effective as of the Closing Date without any further liability or obligation on the part of the Companies under such leases.

3.13. TITLE TO AND CONDITION OF PROPERTIES AND ASSETS. All the motor vehicles owned or leased by the Companies, all machinery and equipment and fixtures owned or leased by the Companies are described in Schedule 3.13 hereto. Except as set forth in Schedule

       3.13 and except for Ordinary Course of Business leases of photocopiers, fax machines, postage machines, telephones and other office equipment used in the business of the Companies ("Office Equipment Leases"), the Companies have good and marketable title to all of its properties and assets including those reflected in the Financial Statements and
       Schedule 3.13 hereto, subject to no mortgage, pledge, lien, conditional sale agreement, security interest, Encumbrance or other charge. Except as disclosed in Schedule 3.13, the tangible assets of the Companies, including all vehicles, machinery and equipment are, taken as a whole, in working order and operational, ordinary wear and tear excepted, and conform in all material respects with all applicable material Laws, ordinances and regulations and all applicable safety laws, regulations, including but not limited to all vehicle requirements and regulations of any Governmental Body applicable to school buses.

3.14. RECEIVABLES. Schedule 3.14 sets forth a complete list of all of the trade, notes, and other accounts receivable as of December 31, 1996 and as of the Closing Date of each of the Companies as of the date of this Agreement (collectively, the "Receivables"). All of the Receivables arose in the ordinary course of business and of the Companies. Each Seller warrants for himself or herself that he or she has received no notice that any portion of the Receivables is subject to counterclaim or set-off or is otherwise in dispute nor is Sellers aware of any claims which would give rise to counterclaims or set-off.

3.15. NO PENDING LITIGATION OR PROCEEDINGS. There are no actions, suits, investigations, claims or proceedings of any nature or kind whatsoever pending or, to the best knowledge of Sellers and the Companies, threatened which would have a material adverse effect upon the Companies, the Shares, the Contemplated Transactions or the material Contracts of the Companies, at law or in equity, by or before any Governmental Body. There are presently no material outstanding judgments, decrees or orders of any governmental body against or affecting the Companies. Schedule 3.15 lists all actions, suits, investigations, claims or proceedings pending, or to the knowledge of Sellers and the Companies, threatened against or affecting the Companies.

3.16. CONTRACTS. Schedule 3.16 identifies each material lease (except Office Equipment Leases and contracts for the sale of less than twenty vehicles), contract, indenture, mortgage or other agreement to which the Companies are a party, each of which is a legal, valid and binding obligation of the Companies and is in full force and effect.

3.17. CONTRACT COMPLIANCE. Except as set forth on Schedule 3.17(b), the Companies are not in default in any material respect under any material lease, contract, indenture, mortgage or other agreement (collectively, the "Contracts"). Each Seller warrants for himself or herself that to such Seller's knowledge that except as set forth in Schedule 3.17(b), no other party to any of the Contracts is in default in any material respect thereunder.

3.18 SCHOOL BUS TRANSPORTATION CONTRACTS. (a) Attached hereto as Schedule 3.18(a) is a copy, true and complete in all material respects, of each transportation contract ("Transportation Contracts") between the Companies and any entity serviced by the Companies together with all extensions, and amendments thereto. Schedule 3.18(b) states the original contract rate and the current monthly rate of compensation
       payable pursuant to each Transportation Contract.   Each Transportation
       Contract as of the date hereof, has been extended through the period ending as set forth on Schedule 3.18(b) pursuant to an agreement extending such contract which has been duly approved by the contracting entity and providing for an increase in the rate of compensation for the period of such extension as indicated on such schedule.

3.19. PERMITS. The Companies' hold all material permits, licenses and franchises required under Legal Requirement and Contracts in connection with the operation of its businesses ("Permits"). To Sellers' and the knowledge of the Companies, the consummation of the Contemplated Transaction, the Companies will not alter or impair any such Permits. The Companies are currently in compliance in all material respects with all laws and Orders applicable to the Permits.

3.20. TRANSACTIONS WITH RELATED PARTIES. Neither Sellers nor any officer or director or and Related Persons thereof, of the Companies is party to any agreement with the Companies, is indebted to the Companies, or is due any debt or obligation from the Companies, except as set forth on
       Schedule 3.20.

3.21. LABOR MATTERS. (a) To the knowledge of Sellers and the Companies, there are presently no (i) material violations of any Federal, state or local statutes, laws, ordinances, rules, regulations, Orders or directives with respect to the employment of individuals by, or the employment practices or work conditions of, or the terms and conditions of employment, wages and hours of the Companies; (ii) unfair labor practice or other unlawful employment practice and no charges of unfair labor practices or other employee-related complaints pending or threatened against the Companies before the National Labor Relations Board, the Equal Employment Opportunity Commission, the Occupational Safety and Health Review Commission, the Department of Labor or any other Federal, state, local or other governmental authority; (iii) strikes, pickets, slowdowns or work stoppages or organizational attempts actually pending, threatened against or involving the Companies; or (d) material issues with respect to union representation pending or threatened with respect to the employees of the Companies or any Subsidiary.

       (b) Annexed hereto as Schedule 3.21 is a copy of each collective bargaining agreement and employment contract to which either of the Companies is a party.

3.22. INSURANCE. Schedule 3.22 identifies all insurance policies with respect to which the Companies are the owner, insured or beneficiary. No notice of cancellation or nonrenewal has been received by the Companies in respect of such policies. The Companies have not received notice of cancellation of such policies and the Companies have made timely notice of all material claims or occurrences required to be reported in accordance with the terms of such policies.

3.23.  EMPLOYEE BENEFIT MATTERS.

       (a) Schedule 3.23 lists (i) all employee benefit plans (as defined under Section 3(3) of ERISA and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other employee benefit plans, programs or arrangements, and all employment, termination or severance agreements to which either of the Companies is a party, with respect to which either of the Companies have any present or future obligation to make payments or to contribute, whether voluntary, contingent or otherwise, or which are maintained by either of the Companies for the benefit of any current or former employee, officer or director of the Companies, (ii) any plan in respect of which the Companies will incur liability under Section 4212(c) of ERISA and (iii) any contracts, arrangements or understandings between the Companies and any of its employees, including, without limitation, any contracts, arrangements or understandings relating to the sale of the Companies (collectively, the "Plans"). The Companies have furnished Buyer with a complete and accurate copy of each Plan including, without limitation, (i) a copy of each trust or other funding arrangement, (ii) each summary plan description and summary of material modifications,
       (iii) the most recently filed IRS Form 5500, (iv) the most recently received IRS determination letter for each such Plan, and (v) the most recently prepared actuarial report and financial statement in connection with each such Plan, if applicable. Except as disclosed on Schedule 3.23, there are no other employee benefit plans (as defined under Section 3(3) of ERISA), whether formal or informal, whether in writing or not, to which either Company is a party, with respect to which either Company has any obligation or which are maintained, contributed to or sponsored by either Company for the benefit of any current or former employee, officer or director of such Company.

       (b) Except as set forth in Schedule 3.23, none of the Plans is a multi-employer plan (within the meaning of Sections 3(37) or 4001(a)(3) of ERISA), a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) or a plan intended to be qualified under Section 401(a) or 401(k) of the Code. None of the Plans provides for the payment of separation, severance, termination or similar-type benefits to any person or obligates the Companies to pay separation, severance, termination or similar type benefits solely as a result of any transaction contemplated by this Agreement or as a result of a "change in control", within the meaning of such term under Section 280G of the Code. None of the Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or direct of the Companies, except to the extent required by law.

       (c) Except as disclosed on Schedule 3.23, the Companies and each Seller warrants for himself and herself that to their respective knowledge, each Plan is now and always has been operated in all material respects in accordance with the requirements of all applicable laws, including, without limitation, ERISA and the Code, and, to the knowledge of Sellers, all Plan "fiduciaries" (within the meaning of Section 3(21) of ERISA) have always acted in all material respects in accordance with the provisions of all applicable laws, including, without limitation, ERISA and the Code. The Companies have performed all material obligations required to be performed by it under, is not in any material respect in default under or in violation of, and has no knowledge of any default or violation by any party to, any Plan. Except as disclosed on
       Schedule 3.22, no legal action, suit or claim is pending or threatened with respect to any Plan (other than claims for benefits in the ordinary course).

3.24.  ENVIRONMENTAL MATTERS.

       (a) All facilities and property presently leased by the Companies have been, and continue to be, operated by the Companies in material compliance with all Environmental Law including, but not limited to, the Comprehensive Environmental Response Compensation Liability Act of 1980, as amended ("CERCLA") and the Resource Conservation and Recovery Act ("RCRA") and applicable New York State and New Jersey State law equivalents of CERCLA and RCRA during the period in which such property was leased and operated by the Companies.

       (b) The Companies have not received notice of any pending or threatened claims, complaints or requests for information with respect to any alleged violation of any Environmental Laws.

       (c) There have been no releases of Hazardous Substances in violation of Environmental Law, as defined in Section 101(14) of CERCLA, arising out of or occurring in connection with the operation of the business of the Companies that give rise to necessary costs of response at, on, from or under any property now or previously owned or leased by the Companies during the period in which any such property was owned or leased by the Companies, which alone or in the aggregate would have a material adverse effect on the Companies.

       (d) The Companies have been issued and are in material compliance with all permits, certificates, approvals, licenses and registrations necessary under applicable Environmental Laws during the period of the operation of its business.

       (e) The Companies have not received any orders, administrative consent orders or notices of violation relating to violation of Environmental Laws or release of Hazardous Substances.

       (f) The Companies have not received notice that property presently leased, or previously owned or leased, by the Companies are listed or, to the knowledge of Sellers or the Companies, proposed for listing in the National Priorities List created pursuant to CERCLA or on the Comprehensive Environmental Response Compensation Liability Information System.

       (g) To the knowledge of Sellers and the Companies, the Companies have not transported or arranged for the transportation of any Hazardous Substances to any location which is listed on the National Priorities List or any similar state list, nor has Sellers received notice of pending or threatened claims as a result of transporting or arranging to transport Hazardous Substances to any such location.

       (h) The Companies have not received notice of pending or threatened claims against the Companies arising out of any its operations, actions or inaction relating to any previously divested property, whether or not the subject of any indemnity, under Environmental Laws or involving Hazardous Substances.

3.25. BANKING RELATIONS. All of the bank accounts letters of credit, loans and other transactions which the Companies have with any banking institution are described in Schedule 3.25 hereto, indicating with respect to each of such arrangement the type of arrangement maintained and the person or persons authorized to act on behalf of the Companies in respect thereof and identification of each account maintained by the Company. The Companies have not given any person a power of attorney to act on its behalf with respect to such arrangements.

3.26. BROKERS AND FINDERS FEES. Neither the Sellers nor the Companies have employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder's fees in connection with the Contemplated Transactions.

3.27 LONG TERM DEBT. The aggregate amount of Long Term Debt outstanding as of the Closing Date is not greater than $4,773,228.

                                       ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Sellers as follows:

4.01. ORGANIZATION; CORPORATE POWER AND AUTHORITY: AUTHORIZATION. Buyer is a corporation duly organized, validly existing and in good standing under the laws of New York. Buyer has full legal right, power and authority to make, execute, deliver and perform this Agreement. The execution, delivery and performance by Buyer of this Agreement has been duly authorized by all necessary action on the part of Buyer. This Agreement has been duly executed and delivered and constitutes the legal, valid and binding obligations of Buyer, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws now or hereafter in effect relating to creditors' rights, and principles of equity.

4.02. NO VIOLATION OF LAWS OR AGREEMENTS. None of the execution and delivery of this Agreement, or the consummation of the Contemplated Transactions will: (i) contravene any provision of the Organizational Documents of Buyer, (ii) result in an event of default (or an event that would, with the passage of time or the giving of notice or both, constitute an event of default) under any of the terms of any material indenture, mortgage or other contract to which Buyer is a party, or (iii) violate any law or violate any judgment or order of any governmental body to which Buyer is subject. No material consent is required in connection with the execution and delivery by Buyer of this Agreement.

4.03. INVESTMENT REPRESENTATION. Buyer is acquiring the Shares for its own account with the intention of holding such Shares for purposes of investment, and not as a nominee or agent for any other party, or with a view to the resale or distribution of any of the Shares, and Buyer has no intention of selling the Shares or any interest therein in violation of the federal securities laws or any applicable Legal Requirement.

4.04 BROKERS AND FINDERS FEES. The Buyer has not employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder's fees in connection with the Contemplated Transactions.

4.05 Buyer shall use its reasonable efforts to consummate the sale of the Senior Notes on or before September 30, 1997 and to obtain all consents and approvals required in connection therewith.

                                        ARTICLE V
                                    CERTAIN COVENANTS

5.01 CONDUCT OF BUSINESS PENDING CLOSING. From and after the execution of this agreement and until the Closing Date, unless Buyer shall otherwise consent in writing:

         (i) ORDINARY COURSE. The Companies shall, and Sellers shall cause the Companies to, conduct their affairs in the Ordinary Course of Business and consistent with past practice. The Companies shall maintain their property, equipment and other assets consistent with past practice and shall comply in all material respects in a timely fashion with the provisions of all the Contracts and their other agreements and commitments. The Companies shall use their reasonable efforts to keep their business organization intact, keep available the services of their present employees and preserve the goodwill of their suppliers, customers and others having business relations with it.
         The Companies shall maintain in full force and effect the policies of insurance listed in Schedule 3.22 hereto, subject only to variations required by the ordinary operations of their business, or else shall obtain, prior to the lapse of any such policy,substantially similar coverage with insurers of recognized standing. Notwithstanding the foregoing the Companies may make loans to the Sellers (which do not exceed $100,000 per month) provided that any such loans shall be repaid to the Companies on or before the Settlement Date.

         (ii) TRANSACTIONS. The Companies shall not: (i) amend their Organizational Documents; (ii) change is authorized or issued capital stock; (iii) enter into any contract or commitment the performance of which may extend beyond the Closing, except those made in the Ordinary Course of Business or as contemplated by this Agreement; (iv) fail to pay any material income Taxes or any other liability or charge when due (other than Taxes contested in good faith by appropriate proceedings); or (v) make, change or revoke any tax election or make any agreement or settlement with any taxing authority.

         (iii) ACCESS, INFORMATION AND DOCUMENTS. Sellers and the Companies shall give to Buyer and to Buyer's employees and representatives access during normal business hours to all of the properties, books, tax returns, Contracts, commitments, records, officers, personnel and accountants of the Companies and shall furnish to Buyer all such documents and copies of documents and all information with respect to the properties, liabilities and affairs of the Companies and the Subsidiaries as Buyer may reasonably request.

         (iv) Notwithstanding anything contained herein to the contrary, the Companies may sell the vehicles set forth on Schedule 5.01(iv) to the Sellers and/or affiliates of the Sellers for the cash purchase price provided in such schedule.

5.02. FULFILLMENT OF AGREEMENTS. Each party shall use its reasonable efforts to cause all of the conditions to the obligations of the other under
       Article V to be satisfied on or prior to the Closing Date and shall use its best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement.

5.03. PUBLICITY. Sellers and Buyer shall not issue any press release or otherwise make any announcements to the public with respect to this Agreement without the prior written consent of the other, except as mutually agreed by Sellers and Buyer or as required by law.

5.04. LEGENDS. It is understood that the certificates evidencing the Shares shall bear the following legends:

       "THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND THESE SECURITIES MAY NOT BE SOLD, ENCUMBERED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT OR AN EXEMPTION FROM SUCH REGISTRATION REQUIREMENT, AND , IF AN EXEMPTION SHALL BE APPLICABLE, THE HOLDER SHALL HAVE DELIVERED AN OPINION OF COUNSEL ACCEPTABLE TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

5.05. DIVIDEND. Prior to the Settlement Date, the Companies shall neither pay nor declare any dividends with the exception of Permitted Distributions.

5.06.  TAX MATTERS.

       5.06.1 PREPARATION OF RETURNS The parties shall cause the Companies to file their tax return and pay taxes (with the Buyer being obligated to cause the Company to pay corporate level taxes resulting from the 338(h)10 election), if any, for its fiscal year which begins on January 1, 1997 and ends on June 30, 1997, subject to extensions obtained by or on behalf of the Companies, and Buyer shall cause the Companies to retain an accountant designated by Sellers and approved by Buyer (the "Accountant") to prepare such returns. Buyer agrees that Pasquale and Powers, LLP is acceptable to it for such purpose. The Sellers shall be solely responses for the fees of the Accountant for such purpose.

       5.06.2 338(H)(10) ELECTION With respect to the acquisition of the Shares hereunder, Buyer and Sellers shall make a timely election under
       Section 338(g) of the IRC and Sellers and Buyer shall jointly make an election under Section 338(h)(10) of the Code (and any corresponding elections under state or local tax law) (collectively, a "Section 338(h)(10) Election"). Sellers and Buyer shall (i) take, and cooperate with each other to take, all actions necessary and appropriate (including filing such forms, returns, elections, schedules and other documents as may be required) to effect and preserve a timely Section 338(h)(10) Election in accordance with Section 338 of the Code and the Regulations thereunder, or any successor provisions as promptly as practicable following the Closing Date, but not later than the date which is the latest date for making such

       Section 338(h)(10) Election, and from time to time thereafter; and (ii) shall report the sale of the Shares pursuant to this Agreement consistent with the Section 338(h)(10) Election and shall take no position contrary thereto or inconsistent therewith in any Tax Return, any discussion with or proceeding before any taxing authority, or otherwise. The fair market value of the fixed assets of the Companies for purpose of the 338(h)(10) Election shall be reasonably determined by the Buyer.

       5.06.3 TAX ESCROW

       (a) Prior to the Settlement Date, Schlenker and Pasquale shall jointly (i) estimate an amount (the "Election Amount") which shall equal the difference between Federal and State income taxes which the Sellers would be required to pay had no election been made under section 338(h)(10), and the Federal and State income taxes the Sellers will be required to pay based upon the making of such election; and (ii) estimate a gross up of the Election Amount which when added to the Election Amount will make the Sellers whole on the additional income taxes payable by Sellers on the Election Amount (the "Gross Up Amount") with the parties agreeing that the sum of the Election Amount and the Gross Up Amount shall constitute an increase in the Base Purchase Price (the "Estimated Purchase Price Increase").

       (b) The Estimated Purchase Price Increase shall be deposited by Buyer with Silverman, Collura, Chernis & Balzano, P.C. ("SCCB") who shall hold same in escrow in an interest bearing account pursuant to the terms of an escrow agreement in the form of Schedule 5.06.3. Such escrow agreement shall provide INTER ALIA that the Estimated Purchase Price Increase as adjusted in accordance with section 5.06.3(c) (the "Adjusted Purchase Price Increase) shall be paid to Sellers within five days after receipt of notice of such adjustment;

       (c) The procedure for determining the Adjusted Purchase Price Increase shall be as follows: Pasquale shall provide Schlenker with copies of the Federal and State income tax returns as filed by each of the Sellers for calendar year 1997; In the event that such tax returns and/or the tax returns for the Companies for the period ending June 30, 1997 (collectively the "Tax Returns") shall indicate a rate of taxation or basis for taxation which is different from the rate or basis applied by Schlenker and Pasquale in the estimation of either the Election Amount or the Estimated Purchase Price Increase, Schlenker and Pasquale shall adjust their determination of the Election Amount and Estimated Purchase Price Increase accordingly. Within ten business days of Schlenker's receipt of such tax returns, Schlenker and Pasquale shall jointly serve notice (the "Adjustment Notice") upon SCCB to disburse the amount of the Adjusted Purchase Price Increase (or the amount held in escrow together with accrued interest if such aggregate amount is less than the Adjusted Purchase Price Increase) to the Sellers in the proportions set forth in
       Article 2.03. In the event the aggregate amount disbursed from the SCCB escrow shall be less than the Adjusted Purchase Price Increase, the Buyer shall pay such difference to the Sellers in the proportions set forth in Article 2.03 within 5 days after receipt of the Adjustment Notice. In the event the Adjusted Purchase Price Increase is less than the SCCB escrow balance, SCCB shall disburse any remainder of such escrow together with accrued interest to the Buyer. In the event an audit of the Tax Returns shall result in a determination by the IRS, which determination, if known at the time of the Adjustment Notice, would result in either an increase or decrease of the Adjusted

       Price Increase. Schlenker and Pasquale shall jointly determine (and failing their joint determination, the Mediator shall determine) any overpayment or underpayment of the Adjusted Purchase Price Increase and notify the Buyer and the Sellers thereof. Within 30 days following such notice the Buyer shall pay to the Sellers any such underpayment or the Sellers shall pay to the Buyers any such overpayment as the case may be, together with interest at the rate of 7% per annum.

       (d) In the event Schlenker and Pasquale are unable to reach agreement on any amount required to be estimated or determined hereunder, such estimation or determination shall be made by the Mediator in accordance with the procedure set forth in Article 2.02(b) and upon such determination the Mediator shall serve the Adjustment Notice upon the Buyer, the Seller and SCCB in the manner provided in this Agreement.

5.07   COVENANT NOT TO COMPETE.

       (a) For a period of five (5) years from the Closing Date, each Seller agrees for himself and herself only that he or she will not, directly or indirectly, (i) engage in the school bus transportation business or any business involving mass transportation of students for hire by motor vehicle, or other means of conveyance, as a common carrier, contract carrier, private carrier or otherwise, in New York or New Jersey and/or in any other school district currently serviced by the Buyer or any of its subsidiaries; (ii) engage in the school bus dealership business in New York or New Jersey; (iii) solicit or endeavor to entice away from the Companies, Buyer or any of its subsidiaries any Person who is, or was during the then most recent 6 month period, employed by or associated with the Companies, Buyer of any of their subsidiaries;
       (iv) solicit or endeavor to entice away from the Companies, Buyer or any of its subsidiaries any person or entity who is, or was within the then most recent 6 month period, a customer, client or prospect of the Companies, the Buyer or any of its subsidiaries, or (v) be a member of a partnership or stockholder, investor, creditor, officer, director, employee, agent, associate or consultant of any person, partnership or corporation which does any of the acts described herein; Buyer and each Seller for himself and herself only acknowledge and agree that the remedies available to the Companies and Buyer at law in the event of a breach by Sellers of any of their covenants in this section 5.09 will be inadequate, and Buyer and the Companies or any successor shall be entitled to injunctive relief for the enforcement of this section 5.09, in addition to all other remedies which may be available to Buyer or the Companies.

       (b) Notwithstanding the restrictions set forth in Article 5.07(a)(i), Thomas A. Denney may continue to maintain a minority interest in TNT Bus Company provided that he does not participate in the day to day management of such company and further provided that upon the request of the Buyer given during the term of his employment by the Companies he shall use his reasonable best efforts to dispose of his interest in TNT Bus Company for reasonable consideration.

       (c) Each Seller covenants and agrees for himself and herself with Buyer that he/she will not at any time, except in performance of their obligations to Buyer hereunder, directly or indirectly, disclose any secret or confidential information that they may learn or have learned by reason of their association with the Companies. The term "confidential information" includes information not previously disclosed to the public or to the trade by the Companies' management, or otherwise in the public domain, with respect to products, services, facilities, applications and methods, trade secrets and other intellectual property, systems, procedures, manuals, confidential reports, product or service price lists, customer lists, technical information, financial information, business plans, prospects or opportunities. Sellers confirm that all confidential information is and shall remain the exclusive property of the Companies. All business records, papers and documents kept or made by Sellers relating to the business of the Companies shall be and remain the property of the Companies.

       (d) A portion of the Base Purchase Price, as provided for in Schedule 5.07(d) shall be allocated to each of the Sellers in consideration of the covenants in this Section 5.07.

5.08 EMPLOYMENT OF THOMAS A. DENNEY. On the Closing Date the Companies shall enter into a five year employment contract with Thomas A. Denney in the form of agreement annexed hereto as Schedule 5.08.

5.09   ACCOUNTS RECEIVABLE; OFFICER'S OBLIGATIONS.

       (a) Following the Closing Buyer shall cause the Company to exercise commercially reasonable efforts to collect all of the accounts receivable. In the event that any account receivable other than qualified receivables as defined herein, are not collected within six months from the Closing Date, Sellers shall promptly pay to Buyer the uncollected amount of such Receivables and thereupon Buyer shall assign such Receivables to Sellers;

       (b) The Receivable due from TNT Bus Service, Inc. in the approximate amount of $377,029 and the Receivable due from Ridge Road Express, Inc. in the approximate amount of $726,133 shall be treated as qualified receivables ("Qualified Receivables") provided that the Companies prior to, or within 30 days after the Closing Date, shall enter into an agreement with each one of such accounts providing for payment of such Qualified Receivables in equal monthly installments over a period of 18 months, to be evidenced by a promissory note bearing interest on the principal balance at the rate of 11% per annum and providing for acceleration of the principal balance in the event that the account debtor defaults on the payment of any monthly installment after a 10 day grace period, or does not remain current on its other obligations to the Companies. Following 30 days written notice to Thomas Denney of a default in payment of the promissory note for a Qualified Receivable, Thomas Denney shall promptly pay to Buyer the uncollected amount of such Qualified Receivable and thereupon Buyer shall assign such Qualified Receivable to Thomas Denney;

       (c)    The payment by Sellers (if required) under subparagraph (a) and
       (b) shall be Buyer's sole remedy under this Agreement with respect to nonpayment of such Receivables or Qualified Receivables.

       (d) On the Settlement Date all notes, payables and other obligations of the Sellers to the Companies shall be paid and satisfied.

                                       ARTICLE VI
                           CONDITIONS TO CLOSING; TERMINATION

6.01. CONDITIONS PRECEDENT TO OBLIGATION OF BUYER. The obligation of Buyer to proceed with the Closing under this Agreement is subject to the fulfillment prior to or at Closing of the following conditions (any one or more of which may be waived in whole or in part by Buyer at Buyer's sole option):

       (a) BRINGDOWN OF REPRESENTATIONS AND WARRANTIES: COVENANTS. Each of the representations and warranties of Sellers contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made on, as of and with reference to the Closing Date. Sellers shall have performed in all material respects all of the covenants and complied with all of the provisions required by this Agreement to be performed or complied with by it at or before the Closing.

       (b) LITIGATION. No statute, regulation or Order of any Governmental Body shall be in effect that restrains or prohibits the Contemplated Transactions or that would limit or adversely affect Buyer's ownership of the Shares or control of the Companies, and there shall not have been threatened, nor shall there be pending, (i) any action or proceeding by or before any Governmental Body challenging the lawfulness of or seeking to prevent or delay any of the Contemplated Transactions, or (ii) any action, claim or proceeding which, if determined adversely to the Companies, would have a material adverse effect on the business of the Companies.

       (c) CLOSING CERTIFICATE. Sellers shall have delivered a certificate, dated the Closing Date, in such detail as Buyer shall reasonably request, certifying to the fulfillment of the conditions set forth in subparagraphs (a) and (b) of this Section 6.01.

       (d) CLOSING DOCUMENTS. Sellers shall have delivered to the Escrow Agent the other documents referred to in Section 6.03(a). All agreements, certificates, opinions and other documents delivered by Sellers or the Companies to the Escrow Agent hereunder shall be in form and substance satisfactory to Buyer.

       (e) CALAMITIES. There shall not have occurred and be continuing between the date of this Agreement and the Closing Date (i) any general suspension of, or limitation on prices for or trading in, securities on any United States securities exchange, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) any limitation by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, or other event that materially and adversely affects the ability of Buyer to consummate the Contemplated Transactions hereby, or (iv) commencement of a war or armed hostilities or other national or international calamity directly involving the United States.

       (f) BANKRUPTCY; INSOLVENCY; ETC. No proceeding shall have been instituted or consented to by Sellers or the Companies seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, winding-up, reorganization, arrangement, adjustment, protection, relief, or composition of its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or any substantial part of its property, and neither Sellers nor the Companies shall have taken any action to authorize any such proceeding.

       (g) NO MATERIAL ADVERSE EFFECT. No fact, event or condition (financial or otherwise) shall have occurred with respect to the Companies having, individually or in the aggregate, a Material Adverse Effect on the Companies.

       (h) COMPLETION OF CERTIFIED FINANCIAL STATEMENT. The completion of certification by BDO Seidman of financial statements for each of the Companies for 1994, 1995 and 1996 and completion by the Companies of unaudited statements for the 12 months and 6 months ended June 30, 1996 and 9 months ended March 31, 1997 and March 31, 1996. Buyer and Sellers shall each pay one-half of (i) the accounting fees of BDO Seidman; and
       (ii) the accounting fees of the Accountant which are incurred in connection with such audit and financial statement preparation

       (i)    ENVIRONMENTAL WORK.  Without limiting Sellers obligation under
       Article VIII (Indemnification) Sellers shall be required to incur the expense in order to complete and remedy the items set forth on Schedule 6.01(j) provided that, the Buyer on the Closing Date, shall assume the first $100,000 of such expense.

       (j) Sellers shall have delivered all documents required to be delivered under Article 6.03(a).

6.02. CONDITIONS PRECEDENT TO OBLIGATION OF SELLERS. The obligation of Sellers to proceed with the Closing under this Agreement is subject to the fulfillment prior to or at Closing of the following conditions (any one or more of which may be waived in whole or in part by Sellers at Sellers's sole option):

       (a) BRINGDOWN OF REPRESENTATIONS AND WARRANTIES; COVENANTS. Each of the representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made on, as of and with reference to the Closing Date. Buyer shall have performed all of the covenants and complied in all material respects with all of the provisions required by this Agreement to be performed or complied with by it at or before the Closing.

       (b) LITIGATION. No statute, regulation or order of any Governmental Body shall be in effect that restrains or prohibits the Contemplated Transactions, and there shall not have been threatened, nor shall there be pending, (i) any action or proceeding by or before any Governmental Body challenging the lawfulness of or seeking to prevent or delay any of the Contemplated Transactions by this Agreement or the Other Agreements or seeking monetary or other relief by reason of the consummation of such transactions, or (ii) any action or proceeding which, if determined adversely to Buyer, would have a material adverse effect on Buyer.

       (c) CLOSING CERTIFICATE. Buyer shall have delivered a certificate, dated the Closing Date, in such detail as Sellers shall request, certifying to the fulfillment of the conditions set forth in subparagraphs (a) and (b) of this Section 6.02.

       (d) CLOSING DOCUMENTS. Buyers shall have delivered to the Escrow Agent the other documents referred to in Section 6.03(b). All agreements, certificates, opinions and other documents delivered by Buyer to Sellers hereunder shall be in form and substance satisfactory to counsel for Sellers, in the exercise of such counsel's reasonable professional judgment.

       (e) CALAMITIES. There shall not have occurred and be continuing between the date of this Agreement and the Closing Date (i) any general suspension of, or limitation on prices for or trading in, securities on any United States securities exchange, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) any limitation by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, or other event that materially and adversely affects the ability of Sellers to consummate the Contemplated Transactions hereby, or (iv) commencement of a war or armed hostilities or other national or international calamity directly involving the United States.

       (f) BANKRUPTCY; INSOLVENCY: ETC. No proceeding shall have been instituted or consented. to by Buyer seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, winding-up, reorganization, arrangement, adjustment, protection, relief, or composition of its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or any substantial part of its property, and the Buyer shall not have taken any corporate action to authorize any such proceeding.

       (g) NO MATERIAL ADVERSE EFFECT. No fact, event or condition (financial or otherwise) shall have occurred with respect to the Companies having, individually or in the aggregate, a material adverse effect on Sellers or the Companies.

       (h) Buyer shall have delivered all documents required to be delivered under Article 6.03(b).

6.03.  DELIVERIES AND PROCEEDINGS AT CLOSING.

       (a) DELIVERIES BY SELLERS. Sellers shall deliver or cause to be delivered to the Escrow Agent at the Closing:

         (i) Certificates representing the Shares duly endorsed in negotiable form or accompanied by stock powers duly executed in blank.

         (ii)Certificates of the appropriate public officials to the effect that each of the Companies is a validly existing corporation in good standing under the laws of their respective states of incorporation.

         (iii)Incumbency and specimen signature certificates dated the Closing Date, signed by the officers of the Companies and certified by their respective Secretaries.

         (iv) Certificates of the respective Secretaries of the Companies (A) setting forth all resolutions of the Board of Directors the Companies authorizing the execution and delivery of this Agreement and the performance by the Companies of the Contemplated Transactions.

         (v) The opinion of legal counsel to Sellers and the Companies, in substantially the form of Schedule 6.03(v).

         (vi) Resignations effective as of the Settlement Date of all officers and directors of the Companies in substantially the form of Schedule 6.03(vi) hereto.

         (vii) The New York Real Property Lease and the New Jersey Real Property Lease executed by Sellers in the form annexed hereto as Schedules 1.01(a) and 1.01(b).

         (viii) The Real Property Options executed by Sellers in the form annexed hereto as Schedule 1.01(c) and 1.01(d).

         (ix) The Employment contracts between the Companies and Thomas A. Denney in the form set forth on Schedule 5.08.

         (x) Such other documents necessary or appropriate to consummate the Contemplated Transactions.

       (b) DELIVERIES BY BUYER. Buyer shall deliver or cause to be delivered to the Escrow Agent at the Closing:

         (i) A certificate of the appropriate public official to the effect that Buyer is a validly existing corporation in good standing as a New York corporation.

         (ii) A certificate of the Secretary of Buyer (A) setting forth all resolutions of the Board of Directors of Buyer authorizing the execution and delivery of this Agreement and the performance by Buyer of the Contemplated Transactions hereby, certified by the Secretary of Buyer.

         (iii) The opinion of Silverman, Collura & Chernis, P.C., Buyer's legal counsel, in substantially the form of Schedule 6.03(b).

         (iv) The Real Property Options executed by Buyer in the form annexed hereto as Schedule 1.01(c) and 1.01(d).

         (v) Such other documents necessary or appropriate to consummate the Contemplated Transactions hereby or by the Other Agreements.

                                       ARTICLE VII
                                     WIRE TRANSFER;
                                       RESCISSION;
                                    ESCROW PROVISIONS

7.01 WIRE TRANSFER. On the Settlement Date, the Buyer shall wire transfer (the "Wire Transfers") federal funds (a) to the Sellers (as provided in Article 2.03) in an aggregate amount equal to the Base Purchase Price (less any adjustments made as of that date pursuant to Section 2.02) plus an amount equal to $2,607 per day per day from and including July 1, 1997 through and including the Settlement Date; and (b) to SCCB in an amount equal to the Estimated Purchase Price Increase as provided in
       Section 5.06, 3(a).

7.02 OPERATIONS IN TRANSITION PERIOD. In the period between the Closing Date and the Settlement Date, (the "Transition Period") the Board of Directors of the Company shall consist of Thomas A. Denney and Marlene
       C. Denney. In the Transition Period the Companies shall conduct their affairs in the Ordinary Course of Business as provided in Article 5.01 and salaries paid to Thomas A. and Marlene C. Denney shall not exceed, in the aggregate, the rate of $12,500 per month.

7.03 RESCISSION. The Buyer's rights and Sellers' obligations under this Agreement shall cease, this Agreement shall automatically terminate in the event that the Escrow Agent has not, prior to 5:00 p.m. on September 30, 1997, received each of (i) confirmation of the Wire Transfers; (ii) either confirmation from Blue Bird of the extension of the Blue Bird Franchise Agreements through the period ending August 30, 1998 or a notice from Buyer stating that it has waived such confirmation; and
       (iii) confirmation either of (x) satisfaction of all indebtedness of the Companies for borrowed money and all performance bonds payment for which is guaranteed by the Sellers; or (y) confirmation that such guarantees have been terminated.

7.04 ESCROW DOCUMENTS. The Escrow Agent shall hold the documents delivered to it by Sellers pursuant to Article 6.03(a) ("Sellers' Documents") and by Buyer, pursuant to Article 6.03(b) ("Buyers' Documents") in escrow subject to the terms of an escrow agreement ("Escrow Agreement") in the form annexed hereto as Schedule 7.04. The Sellers' Documents and the Buyers' Documents are jointly referred to herein as the "Escrow Documents". The Escrow Agreement shall incorporate by reference the following terms and conditions;

       (a) Upon receipt prior to 5:00 p.m. on September 30, 1997, of (i) confirmation of the Wire Transfers; (ii) either confirmation from Blue Bird of the extension of the Blue Bird Franchise Agreements through the period ending August 30, 1998 or a notice from Buyer stating that it has waived such confirmation; and (iii) confirmation either of (x) satisfaction of all indebtedness of the Companies for borrowed money and all performance bonds, payment for which is guaranteed by the Sellers; or
       (y) confirmation that such guarantees have been terminated; the Escrow Agent shall simultaneously:

         (i) deliver the Sellers' Documents to Buyer by delivery of same to Silverman, Collura, Chernis & Balzano at the address provided in
              Section 9.05;

         (ii) deliver the Buyers' Documents to Sellers' by delivery to same to Peter Hubbard, Esq. at the address provided in Section 9.05.

       (b) In the event the Escrow Agent has not received, by 5:00 p.m., September 30, 1997, the confirmations referred to in subparagraph (a) of this section, the Escrow Agent shall (x) deliver the Sellers' Documents to Sellers by delivery of the same to Peter L. Hubbard; and (ii) deliver the Buyer's Documents to Buyer by delivery of the same to Silverman, Collura, Chernis & Balzano, P.C.

                                      ARTICLE VIII
                                     INDEMNIFICATION

8.01.  INDEMNIFICATION BY SELLERS.

       (a) Sellers shall indemnify, defend, save and hold Buyer harmless from and against all demands, claims, expenses (including reasonable attorneys' fees but excluding indirect, incidental or consequential damages incurred by Buyer), losses or actions (collectively "Claims") incurred by Buyer or the Companies in connection with (i) any material breach of the representations and warranties made by Sellers or the Companies in this Agreement or any material breach of any of the covenants or agreements made by Sellers in this Agreement; or (ii) any Claims referred to in the Schedules incorporated in this agreement, for which either no insurance coverage is provided, or for which the amount of Claims shall exceed the limits of applicable insurance coverage.

       (b) Unless it shall be finally determined by a court of competent jurisdiction that either of the Sellers had actual knowledge that a representation or warranty was false, Sellers obligations under this Article (i) shall not exceed the amount of the Purchase Price for the
       Shares;   (ii) shall not apply to  Claims which cumulatively aggregate less than $150,000 in amount (the "Deductible Amount") (provided that the Deductible Amount shall be increased to $200,000 commencing 24 months following the Closing Date); and (iii) shall expire 48 months after the Closing Date. The Deductible Amount shall have no application to Sellers' obligation under Article 5.09.

       (c) The indemnification provision of subparagraph (a) of this Article shall be subject to the following with respect to Claims arising in connection with the warranties and representations in section 3.23 (the "Environmental Claims"):

         (i) The indemnification shall not apply to the first $200,000 in cumulative Environmental Claims and shall be limited to an aggregate amount of $1,000,000 in excess thereof;

         (ii) The Deductible Amount shall have no application to Environmental Claims.

         (iii) Sellers indemnification obligation shall not apply to Environmental Claims asserted after six years following the Closing Date.

8.02.  INDEMNIFICATION BY BUYER.

       (a) Buyer shall indemnify, defend, save and hold Sellers harmless from and against any and all demands, claims, expenses (including reasonable attorneys' fees), losses or actions incurred by Sellers in connection with (i) any material breach of the representations and warranties made by Buyer in this Agreement or any material breach of any of the covenants or agreements made by Buyer in this Agreement.

       (b) The Buyer shall indemnify Sellers for the amount of any increased tax, penalty and/or interest (collectively the "Audit Cost") which they are required to pay a result of any IRS or State audit arising in connection with the 338(h)(10) election provided for in Section 5.06.2 together with an additional amount which, when added to the Audit Cost, will make the Sellers whole on the additional income taxes (if any) payable by Sellers for the amount paid to them under this indemnification provision.

       (c) In the event that the Sellers are not released from any guaranty they may have given of any indebtedness of either Company, including specifically guarantees to Chase Manhattan Bank and the Sellers' obligations under a certain Master Surety Agreement with the United States Fidelity and Guaranty Company, the Buyer shall indemnify Sellers for any liability, cost or expense, including reasonable attorneys fees, which the Sellers may incur as the result of any claims which are made by reason of any such guarantees.

8.03. NOTICE OF CLAIMS. If Buyer or Sellers (an ''Indemnified Party'') believes that it has suffered or incurred any damages for which it is entitled to indemnification under this Article VIII, such Indemnified Party shall promptly notify the party or parties from whom indemnification is being claimed (the "Indemnifying Parties") identifying with particularity the basis of such claim. If any action at law or suit in equity is instituted by or against a third party with respect to which any Indemnified Party intends to claim any damages, such Indemnified Party shall promptly notify the Indemnifying Parties of such action or suit; failure to make timely notice of such claims shall not invalidate the Indemnified Party's right to indemnification under this Article VIII within the applicable time period set forth in this
       Article VIII unless such delay has a material adverse effect on the rights of the Indemnifying Party with respect to such claim.

8.04. THIRD PARTY CLAIMS. In the event the Indemnifying Party is not in breach of its obligation to indemnify under this Article VIII, the Indemnifying Party shall have the right to conduct and control, through counsel of its choosing, any third party claim, action or suit, and the Indemnifying Party may compromise or settle the same, subject to the approval of the Indemnified Party which shall not be unreasonably withheld. The Indemnified Party shall have the right to participate in any such action, at its own expense and through counsel of its own choosing.

8.05. MINIMIZING LOSSES. Each party agrees to use all commercially reasonable efforts to minimize all damages, losses, deficiencies, costs and expenses for which it may seek indemnification from the other party pursuant to this Article VIII, and to minimize the amount of such indemnification obligation by reasonably pursuing the maximum possible insurance recovery, or recovery from other available sources with respect to such damages, losses, deficiencies, costs and expenses.

                                       ARTICLE IX
                                      MISCELLANEOUS

9.01. CONSTRUCTION. As used herein, unless the context otherwise requires: (i) references to "Article" or "Section" are to an article or section hereof; (ii) all "Exhibits" and "Schedules" referred to herein are to Exhibits and Schedules attached hereto and are incorporated herein by reference and made a part hereof; (iii) "include", "includes" and "including" are deemed to be followed by "without limitation" whether or not they are in fact followed by such words or words of like import;
       (iv) "knowledge" means actual knowledge; (v) the headings of the various articles, sections and other subdivisions hereof are for convenience of reference only and shall not modify, define or limit any of the terms or provisions hereof.

9.02. COSTS AND EXPENSES. Buyer and Sellers shall each pay its respective expenses incurred in connection with this Agreement and the Contemplated Transactions hereby, except as otherwise specifically provided herein.

9.03. GOVERNING LAW. This Agreement will be governed by, and construed in accordance with, the laws of the State of New York, without regard to conflict of law principles. The Buyer, the Sellers and the Companies submit to the jurisdiction of the courts of the state of New York located in New York City, the courts of the United States of America for the Eastern District of New York, and appellate courts from any thereof, and agree that such courts are convenient forums.

9.04. FURTHER ASSURANCES. Sellers shall, at any time and from time to time on and after the Closing Date, upon request by Buyer and without further consideration, take or cause to be taken such actions and execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such instruments, documents, transfers, conveyances and assurances as may be required or desirable for the better conveying, transferring, assigning, delivering, assuring and confirming the Shares to Buyer and execute any documents required with respect to the sale of the Shares pursuant to this Agreement.

9.05. NOTICES. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed to have been duly given or made (i) the second business day after the date of mailing, if delivered by registered or certified mail, postage prepaid, return receipt requested, (ii) upon delivery, if sent by hand delivery, (iii) upon delivery, if sent by prepaid overnight carrier, with a record of receipt, or (iv) the next day after the date of dispatch, if sent by cable, telegram, overnight carrier, facsimile or telecopy (with a copy simultaneously sent by registered or certified mail, postage prepaid, return receipt requested), to the parties at the following addresses (or at such other addresses as shall be specified by the parties by like notice):

         (i) if to Buyer, to:

         Buyer Express Transportation Corp.
         7 North Street
         Staten Island, New York 10302
         Attn: Domenic F. Gatto
          Chairman, President and Chief Executive Officer
         Telecopy: 718 442-5105

         with a required copy to:

         Peter Silverman, Esq.
         381 Park Avenue South Suite 1601
         New York, NY 10016
         Telecopy: (212) 779-8858

         (ii) if to Thomas A. Denney:

         Thomas A. Denney
         108 White Heron Circle
         Fayetteville, New York  13066

         With a copy to:

         Peter Hubbard, Esq.
         Menter, Rudin & Trevelpiece, P.C.
         500 South Salina Street  Suite 500
         Syracuse, New York  13202

         (iii) if to Marlene C. Denney:

         Marlene C. Denney
         8404 Hobnail Road
         Manlius, New York  13104

         With a copy to:

         Peter L. Hubbard, Esq.
         Menter, Rudin & Trevelpiece, P.C.
         500 South Salina Street  Suite 500
         Syracuse, New York  13202

         (iv) if to the Companies:

         Thomas A. Denney
         Marlene C. Denney (at the addresses provided above)

         With a copy to:

         Peter L. Hubbard, Esq.
         Menter, Rudin & Trevelpiece, P.C.
         500 South Salina Street  Suite 500
         Syracuse, New York  13202

Notices to the Companies shall be addressed to Sellers before Closing and to Buyer after Closing. Any party hereto may change the address to which notice to it, or copies thereof, shall be addressed, by giving notice thereof to the other parties hereto in conformity with the foregoing.

9.06. ASSIGNMENT; GOVERNING LAW. This Agreement and all the rights and powers granted hereby shall bind and inure to the benefit of the parties hereto and their respective permitted successors, heirs, personal representatives and permitted assigns. This Agreement and the rights, interests and obligations hereunder may not be assigned by any party hereto without the prior written consent of the other parties hereto. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to its conflict of law rules.

9.07. AMENDMENT AND WAIVER; CUMULATIVE EFFECT. To be effective, any amendment or waiver under this Agreement must be in writing and be signed by the party against whom enforcement of the same is sought. The rights and remedies of the parties hereto are cumulative and not exclusive of the rights and remedies that they otherwise might have now or hereafter, at law, in equity, by statute or otherwise.

9.08. ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES. This Agreement and the schedules and exhibits hereto set forth all of the promises, covenants, agreements, conditions and undertakings between the parties hereto with respect to the subject matter hereof, and supersede all prior or contemporaneous agreements and understandings, negotiations, inducements or conditions, express or implied, oral or written, including the letter of intent, as amended. This Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

9.09. SEVERABILITY. If any term or other provision of this Agreement is held by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced under any rule of law in any particular respect or under any particular circumstances, such term or provision shall nevertheless remain in full force and effect in all other respects and under all other circumstances, and all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Contemplated Transactions hereby is not affected in any manner materially adverse to any party. Upon final determination by a court of competent jurisdiction that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the Contemplated Transactions hereby are fulfilled to the fullest extent possible.

9.10. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall be deemed to be one and the same instrument.

       IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and Year first above written.




                                  -------------------------------------
                                  Thomas A. Denney



                                  -------------------------------------
                                  Marlene C. Denney

                                  JERSEY BUS SALES, INC.


                                  By:
                                     -------------------------------------

                                  CENTRAL NEW YORK
                                     COACH SALES AND SERVICE, INC.

                                  By:
                                     -------------------------------------
                                  ATLANTIC EXPRESS
                                    TRANSPORTATION CORP.

                                  By:
                                     -------------------------------------

STATE OF NEW YORK  )
                   )ss.:
COUNTY OF          )

       On July ___, 1997, before me personally came Thomas A. Denney, to me know to be the individual described in and who executed the foregoing instrument, and acknowledged that he executed the same.


                             ---------------------------------
                             Notary Public





STATE OF NEW YORK  )
                   )ss.:
COUNTY OF          )

       On July ___, 1997, before me personally came Marlene C. Denney, to me know to be the individual described in and who executed the foregoing instrument, and acknowledged that she executed the same.


                             ---------------------------------
                             Notary Public

STATE OF NEW YORK  )
                   )ss.:
COUNTY OF          )

       On July ___, 1997, before me personally came __________________________, to me known, who being by me duly sworn, did depose and say that deponent resides at ______________________________________, deponent is the
__________________________ of Central New York Coach Sales & Service, Inc., the Corporation described in and which executed the foregoing instrument; and deponent signed deponent's name thereto by order of the board of directors of such corporation.


                             ----------------------------------
                             Notary Public




STATE OF NEW YORK  )
                   )ss.:
COUNTY OF          )

       On July ___, 1997, before me personally came __________________________, to me known, who being by me duly sworn, did depose and say that deponent resides at ______________________________________, deponent is the
__________________________ of Jersey Bus Sales, Inc., the Corporation described in and which executed the foregoing instrument; and deponent signed deponent's name thereto by order of the board of directors of such corporation.


                             ----------------------------------
                             Notary Public



STATE OF NEW YORK  )
                   )ss.:
COUNTY OF          )

       On July ___, 1997, before me personally came __________________________, to me known, who being by me duly sworn, did depose and say that deponent resides at ______________________________________, deponent is the
__________________________ of Atlantic Express Transportation Corp., the Corporation described in and which executed the foregoing instrument; and deponent signed deponent's name thereto by order of the board of directors of such corporation.


                             ----------------------------------
                             Notary Public